SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant   ☑

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AMERICAN GREETINGS CORPORATION

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2005

       The Annual Meeting of Shareholders of American Greetings Corporation (the “Company” or “American Greetings”) will be held at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, on Friday, June 24, 2005, at 2:30 p.m., Cleveland time, to consider and act upon the following:

1.	Electing two Class I directors; and

2.	Transacting such other business as may properly come before the meeting or any adjournments thereof.
      The World Headquarters may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings is One American Road, Cleveland, Ohio 44144.
      Only shareholders of record at the close of business on May 2, 2005, are entitled to notice of and to vote at the meeting and any adjournments thereof.
By order of the Board of Directors,
CATHERINE M. KILBANE
Secretary
Dated: May 17, 2005
It is important that your shares be represented and voted
whether or not you plan to attend the meeting.
YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

1.	VIA THE INTERNET: Visit the website noted on your Proxy and Voting Instruction Card.

2.	BY PHONE: Use the toll-free telephone number given on your Proxy and Voting Instruction Card.

3.	BY MAIL: Promptly complete, sign, date and return your Proxy and Voting Instruction Card in the enclosed envelope.

PROXY STATEMENT

GENERAL INFORMATION
Proxy Solicitation
      The Board of Directors of American Greetings (the “Board” or the “Board of Directors”) has ordered solicitation of the enclosed proxy and voting instructions in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 24, 2005, at 2:30 p.m., Cleveland time, at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying Notice and Proxy and Voting Instruction Card, along with our Annual Report to Shareholders, are first being sent or given to shareholders on or about May 17, 2005.
      The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy and Voting Instruction Card, will be borne by the Company. Besides solicitation by mail, solicitations may be made by personal interview, telephone, electronic mail, and facsimile by officers and other regular employees of the Company. Brokerage houses, banks and other persons holding shares in nominee names have been requested to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses.
How to Vote
      Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials and with your Proxy and Voting Instruction Card in front of you, you may call the toll-free number 1-800-542-1160, using a touch-tone telephone, and follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials and with your Proxy and Voting Instruction Card in front of you, you may use your computer to access the website www.votefast.com, where you can follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, please mark, sign and date your Proxy and Voting Instruction Card and return it in the enclosed prepaid and addressed envelope.
      The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed Proxy and Voting Instruction Card.
      Participants in the Savings Plan. Certain American Greetings Class A Common Shares (“Class A Common Shares”) and Class B Common Shares (“Class B Common Shares”) are held for the benefit of plan participants of the American Greetings Retirement Profit Sharing and Savings Plan (the “Savings Plan”). If you participate in the Savings Plan, the Savings Plan’s independent Trustee, Vanguard Fiduciary Trust Company, will vote your Savings Plan shares according to your voting directions. Participants may give voting directions to the Plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” The Savings Plan

Trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from the Company, which will direct the Trustee based on the direction of the Administrative Committee, a committee consisting of American Greetings employees.
      Nominee Shares. If you are a beneficial owner of shares held in “street name” through a broker, trustee, bank or other nominee that holds the shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting via the Internet or by telephone as permitted by the nominee that holds your shares.
Revocation of Proxies
      You have the right to change or revoke your proxy prior to the closing of the polls and may do so in any one of the following four ways:

1.	by sending a written notice to the Company’s Corporate Secretary stating that you want to change your proxy vote;

2.	by submitting a properly signed Proxy and Voting Instruction Card with a later date;

3.	by entering later-dated telephone or Internet voting instructions; or

4.	by voting in person at the Annual Meeting. NOTE: Because your Savings Plan shares are held in a qualified plan, you are not able to vote Savings Plan shares in person at the Annual Meeting.
      If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Card or indicate so when prompted if you are voting by telephone or over the Internet.
      If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a broker, trustee, bank or other nominee, you will have to check with your broker, trustee, bank or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.
Cumulative Voting
      Shareholders have cumulative voting rights in the election of directors, provided that (i) any shareholder gives notice in writing to the Chairman, President, a Senior Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and (ii) an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is so invoked, a shareholder may cumulate votes for the election of a nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis. Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the enclosed proxy will vote, in their discretion, for one or more of the nominees for whom authority was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board. If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the Proxy and Voting Instruction Card for only those Board nominees for whom authority has not been withheld.
How Shares will be Voted
      The shares represented by your proxy will be voted in accordance with the instructions as indicated on the Proxy and Voting Instruction Card. If you return an executed Proxy and Voting Instruction Card without any such instructions, the shares requested by your proxy will be voted in accordance with the Board of Directors’ recommendations. Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised in the manner described above.

Required Vote
      The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than twenty-five percent of the voting power of the Company on the record date will represent a quorum, permitting the conduct of business at the meeting. If a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”), if any, will not be counted and, accordingly, will not affect the outcome of the vote.
Voting Securities and Record Date
      As of May 2, 2005, there were outstanding, exclusive of treasury shares which cannot be voted, 64,356,935 Class A Common Shares entitled to one vote per share and 4,163,102 Class B Common Shares entitled to ten votes per share upon all matters presented to the shareholders. Holders of record of such shares at the close of business on May 2, 2005, are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
Shares Included on the Proxy and Voting Instruction Card
      If you are both a registered shareholder of the Company and a participant in the Savings Plan, you may have received one Proxy and Voting Instruction Card that shows all American Greetings Common Shares registered in your name, including all shares you have (based on the units credited to your account) under the Savings Plan. Accordingly, your Proxy and Voting Instruction Card also serves as your voting directions to the Savings Plan Trustee.
      Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Card and must vote each Proxy separately.
      If your shares are held through a broker, trustee, bank or other nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on electronic voting.
CORPORATE GOVERNANCE
      The Company’s Board follows, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent and independent oversight of the Company. In response to the enactment of the Sarbanes-Oxley Act and other developments in corporate governance, during the fiscal years ended February 29, 2004 (“FY 2004”) and February 28, 2005 (“FY 2005”), the Board has reviewed the corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to American Greetings shareholders and the investing public. Below is a description of the measures in place to assure that objective is achieved.
Corporate Governance Guidelines
      The Board has adopted Corporate Governance Guidelines, which may be found on the investors section of the Company’s website at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary. These Corporate Governance Guidelines are intended to assure that the Company’s director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.

Code of Business Conduct and Ethics
      The Board has adopted a Code of Business Conduct and Ethics to govern the Company’s directors, officers and employees, including the principal executive officer and the senior financial officers. A current copy of the Code is available on the investors section of the Company’s website at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.
Independent Directors
      The New York Stock Exchange (“NYSE”) rules require listed companies to have a board of directors with at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the Board’s affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the NYSE criteria, but rather broadly considers all relevant facts and circumstances. The Board has determined that Drs. Cowen and Thornton, Mrs. Mouchly-Weiss and Messrs. Hardin, Hardis and Ratner are independent under the NYSE standards.
      In making its independence determinations, the Board considered relationships between the independent directors and other entities, including the following: (i) Dr. Cowen’s position as a director and Mr. Ratner’s position as Chief Executive Officer and President of Forest City Enterprises, a subsidiary of which rents retail store space in various shopping malls to the Company; (ii) that the Company made charitable contributions to the Cleveland Orchestra of $10,000, $20,000 and $20,000 in the fiscal year ended February 28, 2003 (“FY 2003”), FY 2004 and FY 2005, respectively, and that Mr. Ratner is, and until recently Mr. Hardis was, a member of the board of trustees of The Musical Arts Association, the parent organization of the Cleveland Orchestra; (iii) that the Company made charitable contributions to United Way Services of Cleveland of $190,000 in each of FY 2003 and FY 2004, and $225,000 in FY 2005, an organization of which Mr. Ratner and Dr. Thornton are members of the board of trustees; (iv) that the Company has made charitable contributions to the Cleveland Clinic Foundation, an organization of which Mr. Morry Weiss and Mr. Hardis are members of the board of trustees, consisting of a $200,000 pledge in fiscal year 1998 and a $1,000,000 pledge in FY 2004; (v) that Dr. Cowen is the President and Seymour S Goodman Professor of Management and Professor of Economics at Tulane University, a college to which the Company has made a $15,000 donation in each of FY 2003 and FY 2004; (vi) that Dr. Thornton is the President of Cuyahoga Community College, and the Company made a $1,000,000 pledge during fiscal year 2000 to the Tri-C Foundation; (vii) that Mr. Hardin serves on the executive committee of Students In Free Enterprise, a non-profit organization to which the Company has made donations of $135,000, $95,000 and $180,000 in FY 2003, FY 2004 and FY 2005, respectively; (viii) that the Company has made contributions of $37,500 in each of FY 2003 and FY 2004, and $49,500 in FY 2005 to the Greater Cleveland Partnership, an organization in which Mr. Ratner and Dr. Thornton serve on the board of trustees; (ix) Dr. Thornton and Mr. Morry Weiss are directors of National City Corporation, the holding company of National City Bank, a lender, the lead arranger and the global agent under the Company’s revolving credit facility; (x) that Mr. Ratner is a former director of Cole National Corporation, which has provided vision care health benefits to American Greetings employees; and (xi) de minimis payments for goods or services and/or de minimis charitable contributions made by the Company to several other organizations that certain of the independent directors are affiliated as directors or trustees. The Board has determined that the Company’s business dealings with or contributions to these organizations are not material, do not create a material relationship between the Company and any of Messrs. Hardin, Hardis and Ratner, Mrs. Mouchly-Weiss, or Drs. Cowen or Thornton and that the independent judgment of these directors has not been and will not be compromised by their relationships with these organizations.
Board of Directors and Committees
      Mr. James C. Spira, whose term as a director will expire at the Annual Meeting, will not be standing for re-election to the Company’s Board. In addition, effective March 21, 2005, Mr. Jack Kahl resigned from the Board of Directors for personal reasons. Messrs. Spira and Kahl have served on the Company’s Board with distinction since 1998 and 2000, respectively. We will miss their wise counsel in helping direct the Company’s growth and wish them well in the future.
      The Board met four times during FY 2005. The Board has a standing Executive Committee, Audit Committee, Nominating and Governance Committee, and Compensation and Management Development Committee. Each member of the Audit, Nominating and Governance, and Compensation and Management Development Committees is independent as defined under the current listing standards of the NYSE.
Executive Committee

Morry Weiss (Chairman) Stephen R. Hardis Charles A. Ratner	James C. Spira Jeffrey Weiss Zev Weiss
      The Executive Committee has the same power and authority as the Board between meetings of the Board, except that it may not fill vacancies on the Board or on Committees of the Board. The Executive Committee met five times during FY 2005 and took action without a meeting two times pursuant to Section 1701.63(D) of the Ohio Revised Code and the Company’s Code of Regulations.
Audit Committee

Stephen R. Hardis (Chairman) Scott S. Cowen Joseph S. Hardin, Jr.	Harriet Mouchly-Weiss Jerry Sue Thornton
      The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the NYSE. The Board also determined that Mr. Hardis qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the Audit Committee must have no affiliation with the issuer, other than their Board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Company’s Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.
      The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (i) monitoring the integrity of the Company’s financial statements; (ii) monitoring the integrity of the Company’s auditing, accounting and financial reporting processes generally; (iii) monitoring the independence and performance of the Company’s outside registered public accounting firm and the Company’s internal audit department; (iv) monitoring the Company’s compliance with legal and regulatory requirements; (v) reviewing the adequacy of and compliance with the Company’s financial policies and procedures and systems of internal control; (vi) preparing the Audit Committee Report to be included in the proxy statement; and (vii) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee has the sole authority to engage and replace the independent registered public accounting firm. The Audit Committee met seven times during FY 2005. A current copy of the Audit Committee Charter is available on the investors section of the Company’s website at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.
Nominating and Governance Committee

Charles A. Ratner (Chairman) Scott S. Cowen	Joseph S. Hardin, Jr. Jerry Sue Thornton
      The purposes of the Nominating and Governance Committee are to (i) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders; (ii) review and recommend to the Board qualifications for committee membership and committee structure and operations; (iii) recommend to the Board directors to serve on each committee and a Chairperson for such committee; (iv) develop and recommend to the Board a set of corporate governance policies and procedures applicable to the Company; and (v) lead the Board in its annual review of the Board’s performance. The Committee met one time during FY 2005. A current copy of the Nominating and Governance Committee Charter is available on the investors section of the Company’s website at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.
      It is the policy of the Nominating and Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 17, to the Chairman, Chief Executive Officer or Secretary of the Company at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.
      The Nominating and Governance Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Committee will select prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Committee may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time.
Compensation and Management Development Committee

Scott S. Cowen (Chairman) Stephen R. Hardis	Harriet Mouchly-Weiss Charles A. Ratner
      The Compensation and Management Development Committee of the Board reviews and approves the compensation for the Company’s executive officers generally and reviews and approves the Company’s executive and employee compensation plans (including the plans for the Chief Executive Officer, the Named Executive Officers (as such term is defined under “Information Concerning Executive Officers”) and the Company’s other executive officers); reviews and approves grants and awards to executive officers and other participants under the Company’s equity-based compensation plans and oversees the annual evaluation of management. Prior to his resignation, Mr. Kahl also served on the Compensation and Management Development Committee. The Committee met three times during FY 2005 and took action without a meeting 11 times during FY 2005 pursuant to Section 1701.63(D) of the Ohio Revised Code and the Company’s Code of Regulations. A current copy of the Compensation and Management Development Committee Charter is available on the investors section of the Company’s website at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to the Company’s Secretary.
Attendance
      During FY 2005 each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the respective Committees on which he or she serves. The Company has established a formal policy requiring director attendance at all Board meetings (and Committee meetings of which the director is a member), absent unusual circumstances. The Company expects its directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board), and ten of the Company’s directors attended the 2004 annual meeting of shareholders.
Communications to the Board of Directors
      The Board of Directors believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board of Directors, an individual director, the presiding director of non-management executive sessions, or the non-management directors as a group can mail a letter to the Board of Directors, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.
Executive Sessions
      In accordance with NYSE rules, non-management directors meet in regularly scheduled executive sessions without management. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      The Company’s Board of Directors comprises three classes of directors, each class having a three-year term. Class I members are to be elected at the June 24, 2005 Annual Meeting, and it is proposed that in accordance with the Company’s Regulations the number of Class I directors be fixed at four.
      It is proposed that the shareholders re-elect the following nominees for Class I directors: Stephen R. Hardis and Morry Weiss. The term of office to be served by each nominee in Class I, if elected, will be three years, until the 2008 Annual Meeting, or until his or her successor is duly elected and qualified. Each of these nominees for Class I director has agreed to stand for re-election. The Board is nominating two directors but the number of Class I directors remains fixed at four in accordance with the Company’s Regulations to accommodate additional qualified directors who are brought to the Board’s attention during the next three years.
      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Governance Committee; provided, however, proxies cannot be voted for a greater number of persons than the number of nominees named.
The Board recommends that you vote “FOR” all of the following nominees.
Nominees for Election to Term Expiring in 2008
(Class I)

Stephen R. Hardis (69)
Director (1999), Chairman of the Audit Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Hardis is Chairman of Axcelis Technologies, Inc. (semiconductor equipment). Until his retirement on July 31, 2000, Mr. Hardis was Chairman and Chief Executive Officer of Eaton Corporation (manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets). Before joining Eaton in 1979, Mr. Hardis served as Executive Vice President of Finance and Planning for Sybron Corporation (health equipment supplies and services) and prior to that he was associated with General Dynamics Corporation (industrial aerospace manufacturer). Mr. Hardis is a member of the boards of Lexmark International, Inc. (a spin-off of IBM’s printer business), Nordson Corporation (industrial painting system manufacturer), Marsh & McLennan Cos. (insurance), Progressive Insurance Company (automobile insurance), and STERIS Corporation (infection and contamination prevention products and services). He also serves as a director of the Cleveland Clinic Foundation (hospital).

Morry Weiss (65)
Director (1971), Chairman, Chairman of the Executive Committee

Morry Weiss joined the Company in 1961 and had various responsibilities with the Company including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From October 1987 until June 1, 2003, Mr. Weiss was Chief Executive Officer of the Company. In February 1992, Mr. Weiss became Chairman of the Company. Mr. Weiss also serves as a director of National City Corporation (holding company of National City Bank-Cleveland and other banks), and is a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital). Mr. Weiss is involved in United Way Services, United Jewish Appeal, the Cleveland Orchestra, the Cleveland Clinic Foundation and the Jewish Community Federation of Cleveland (charitable, health care and non-profit organizations). Morry Weiss is the father of Jeffrey Weiss, a director of the Company and President and Chief Operating Officer of the Company; the father of Zev Weiss, a director of the Company and Chief Executive Officer of the Company; and the brother of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.
Vote Required
      The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.
Continuing Directors with Term Expiring in 2006
(Class II)

Joseph S. Hardin, Jr. (60)
Director (2004), Member of Audit Committee and Nominating and Governance Committee

Mr. Hardin was President, Chief Executive Officer and a director of Kinko’s, Inc., (digital document solutions provider), from May 1997 until he retired in January 2001. Prior to joining Kinko’s, Mr. Hardin was President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores Inc. Mr. Hardin currently serves as a director for Dean Foods (manufacturer and distributor of foods and beverages). Mr. Hardin is also a director of the following organizations: Students in Free Enterprise and Corporate Council for the Vietnam Veterans Memorial Fund (educational and non-profit institutions). Mr. Hardin also serves on the Consumer Products Advisory Board for Computer Sciences Corporation and on the Advisory Board of d’essence, an LMS Fragrance Company.

Dr. Jerry Sue Thornton (58)
Director (2000), member of the Audit Committee and Nominating and Governance Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio, the largest community college in Ohio, a position she has held since 1992. Dr. Thornton is a member of the board of National City Corporation (holding company of National City Bank – Cleveland and other banks), Applied Industrial Technologies (technology consulting), RPM International, Inc. (specialty coatings manufacturer) and American Family Insurance (insurance company). Dr. Thornton is also a board member of Playhouse Square Foundation, Rock and Roll Hall of Fame and Museum — Cleveland and New York, Cleveland Municipal School District, United Way Services of Greater Cleveland, The Quadrangle, The Greater Cleveland Partnership, and Cleveland Downtown Partnership (professional, educational and non-profit organizations) and Clear Channel Radio (a radio station).

Jeffrey Weiss (41)
Director (2003), member of the Executive Committee

Mr. Weiss is President and Chief Operating Officer of the Company, a position he has held since June 1, 2003. From March 2000 until June 1, 2003, Mr. Weiss was Executive Vice President, North American Greeting Card Division of the Company. He is on the board of directors for WVIZ (public television). Jeffrey Weiss is the son of Morry Weiss, the Company’s Chairman of the Board; the brother of Zev Weiss, a director of the Company and the Company’s Chief Executive Officer; and the nephew of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.
Continuing Directors with Term Expiring in 2007
(Class III)

Dr. Scott S. Cowen (58)
Director (1989), Chairman of the Compensation and Management Development Committee, member of the Audit Committee and Nominating and Governance Committee

Dr. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen serves as a director of Jo- Ann Stores, Inc. (specialty store retailer), Forest City Enterprises, Inc. (conglomerate corporation engaged in real estate development, sales, investment, construction and lumber wholesale) and Newell Rubbermaid Inc. (consumer home products). Dr. Cowen is also a member of the boards of the American Council on Education, serving on several of the organization’s committees, and of the National Association of Independent Colleges and Universities (educational institutions). In addition, he sits on several community boards, including those of the New Orleans Business Council, New Orleans Regional Chamber of Commerce, United Way of Greater New Orleans and Committee for a Better New Orleans.

Harriet Mouchly-Weiss (62)
Director (1998), member of the Audit Committee and Compensation and Management Development Committee

Mrs. Mouchly-Weiss is founder and managing partner of Strategy XXI (corporate communications), a position she has held for more than the last five years. She is a director of Viisage Technology, Inc. (developer of personal security and identification systems). She is a member of the Committee of 200, serves on the boards of The Abraham Fund, Israel Policy Forum, and Women’s Executive Circle of the U.J.A.-Federation of New York, is an advisor to the State of the World Forum, is actively involved with The New Israel Fund, IADAF and the US-Israel Women to Women organization, works with the Council on Economic Priorities and is a former member of the Board of Overseers for the Malcolm Baldrige National Quality Award Program (professional, educational and charitable organizations). Mrs. Mouchly-Weiss is also on the board of Count-Me-In micro-lending group (online women’s small business lender). Mrs. Mouchly-Weiss is not related to Messrs. Erwin, Jeffrey, Morry or Zev Weiss.

Charles A. Ratner (63)
Director (2000), Chairman of the Nominating and Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner is Chief Executive Officer and President of Forest City Enterprises, a position he has held for more than the past five years. Mr. Ratner serves as a trustee of the Mandel Associated Foundations, David and Inez Myers Foundation, University Hospital and Mt. Sinai Health Care Foundation, and Mr. Ratner is currently on the boards of The Musical Arts Association, Greater Cleveland Partnership, Cleveland Tomorrow, United Way Services and Jewish Community Federation (professional, educational, health care and non-profit organizations).

Zev Weiss (38)
Director (2003), member of the Executive Committee

Mr. Weiss became Chief Executive Officer of the Company in June 2003. Prior to becoming Chief Executive Officer, Mr. Weiss was Executive Vice President, A.G. Ventures and Enterprise Management, a position he held since December 2001. Prior to that, Mr. Weiss served as Senior Vice President of A.G. Ventures (March 2001 — November 2001), and for almost a year prior to that he served as Vice President of the Company’s Strategic Business Unit Division. From May 1997 through February 2000, Mr. Weiss was Executive Director of National Accounts, North American Greeting Card Division. Mr. Weiss joined the Company in 1992 as a sales representative. He is currently on the board of Yeshiva University (educational institution). Zev Weiss is the son of Morry Weiss, the Company’s Chairman of the Board; the brother of Jeffrey Weiss, a director of the Company and President and Chief Operating Officer of the Company; and the nephew of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.
Directors’ Compensation
      Employees of the Company who are also directors are not paid any director fees, except for Mr. James C. Spira who was employed on a part-time basis for the Company during FY 2004 and FY 2005 after retiring as the Company’s President and Chief Operating Officer in June 2003. See “Information Concerning Executive Officers — Certain Relationships and Related Transactions”. For FY 2005, compensation for non-employee directors and for Mr. Spira in his capacity as a director included the following:

•	An annual retainer fee of $35,000;

•	$1,000 for each Board or committee meeting attended, and the members of the Audit Committee receive an additional $1,000 (for a total of $2,000) for attending each Audit Committee meeting;

•	75% of applicable meeting fee for each telephonic meeting attended;

•	4,000 stock options per fiscal year;

•	The respective Chairs of the Nominating and Governance and Compensation and Management Development Committees are paid an annual retainer fee of $3,500, and the Chair of the Audit Committee is paid an annual retainer fee of $7,000; and

•	Reimbursement of expenses related to attending Board and Committee meetings.
      During FY 2005, Messrs. Hardin, Hardis, Kahl and Ratner and Dr. Thornton received their annual retainer fees in Company Common Shares; Mrs. Mouchly-Weiss received this amount partly in Company Common Shares and partly in cash. Dr. Cowen and Mr. Spira received this amount in cash. No director fees were paid to Morry Weiss, Zev Weiss or Jeffrey Weiss for serving on the Board during FY 2005.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
      The Compensation and Management Development Committee of the Board of Directors reviews and approves the compensation programs and plans for the Company’s officers generally (including the plans for the Chairman, Chief Executive Officer, Chief Operating Officer and the Company’s other executive officers); reviews and approves the actual cash compensation (base salary and incentives) granted to the Chairman, Chief Executive Officer and Chief Operating Officer; reviews and approves grants and awards to all officers and other participants under the Company’s equity-based compensation plans; and oversees the annual evaluation of the executive officers.
Statement on Philosophy of Executive Compensation
      The Company’s compensation philosophy reflects its belief that the compensation of its executive and non-executive officers should (i) provide a compensation program that motivates officers to achieve their strategic goals by providing opportunities for officers to earn incentive-based compensation driven by the accomplishment of performance goals (including performance related to the Company and applicable business units, as well as individual performance); (ii) provide compensation reasonably competitive with that offered by comparable leading companies so as to attract and retain talented executives; and (iii) align the interests of its officers with the long-term interests of the Company’s shareholders through the award of stock options and other stock-based compensation.
Implementation of Philosophy
      During FY 2005 the Company’s executive compensation plans allowed for compensation to be provided through some or all of the following: base salary, annual incentive (payable in cash), supplemental executive retirement plan, stock options, restricted stock, deferred compensation, stock appreciation rights, performance shares, performance units and a retirement profit-sharing and savings plan. The key elements of the Company’s FY 2005 executive compensation program were base salary, annual incentive performance awards, and long-term equity-based incentive grants.
Base Salary
      Base salaries are established based upon the responsibilities of the given position and a comparison of compensation levels of similar positions in comparable companies gathered from compensation surveys and/or outside compensation consulting firms. Individual performance reviews are generally conducted annually and are used in determining if an increase in base salary is merited. Such increases in base salaries in FY 2005 were based on an individual’s overall performance, achievement of the Company’s and applicable business unit’s earnings goals and competitive salary practices.
Key Management Annual Incentive Plan
      In FY 2005, the Key Management Annual Incentive Plan (“Annual Incentive Plan”) was in effect for officers and certain key employees. Under the Annual Incentive Plan, incentives are based on business unit performance and corporate performance goals for the fiscal year set by the Board at the beginning of the fiscal year, with an adjustment for individual performance available only in the event the business performance measure is satisfied. For executive officers, including the Named Executive Officers, the business unit performance measure was based on consolidated pre-tax earnings and the corporate performance measure was based on earnings per share. The FY 2005 Annual Incentive Plan target incentive award levels, as a percentage of base salary, for executive officers was as follows:

Position	Target Incentive

Chairman	50%
Chief Executive Officer	100%
Chief Operating Officer	90%
Senior Vice President Level	70-80%
Vice President Level	60%

      Under the Annual Incentive Plan, an incentive award equal to a multiple of the executive officer’s target incentive percentage will be paid depending on the level of performance achieved with respect to the performance measures described above. Except for incentive compensation earned by the Chief Executive Officer and the Chief Operating Officer, FY 2005 incentive compensation earned by executive officers under the Annual Incentive Plan is paid in cash. As described below under “Chief Executive Officer Compensation”, a portion of incentive compensation earned by the Chief Executive Officer is paid in Class B Common Shares in the form of restricted stock and deferred share grants under the American Greetings Corporation 1997 Equity and Performance Incentive Plan (the “1997 Equity Plan”). A portion of the incentive compensation earned by the Chief Operating Officer is also paid in Class B Common Shares, calculated in the same manner, issued in the same form, and subject to the same limits, as the Chief Executive Officer. For FY 2005, the maximum incentive opportunity for executive officers was 250% of their target incentive award if 125% of each of the corporate and business unit performance goals are met and the executive officer receives the highest individual performance rating. If 100% of each of the corporate and business unit performance goals are met, and the officer achieves a meets expectations performance level, 100% of the target incentive will be paid. Where any of the performance levels falls below the 125% maximum thresholds, the amount payable will vary depending on the executive officer’s performance under each performance measure; however, if the participant’s business unit performance shortfall is more than ten percent below goal, no incentive is paid. The FY 2005 performance goals were established by the Board in February 2004 and in FY 2005 each Named Executive Officer earned an incentive under the Annual Incentive Plan based on achieving 106% of the consolidated pre-tax earnings goal and achieving the earnings per share corporate goal, which generated a funding level of 124% of target incentive. The Company’s performance goals are confidential and are not included in this report in order to avoid compromising the Company’s competitive position. It is the Board’s belief that the performance goals it has established are a good measure of the Company’s performance.
      On February 16, 2005, the Annual Incentive Plan was amended, effective for FY 2006. The principal changes to the terms of the Annual Incentive Plan for FY 2006 compared to the FY 2005 terms are as follows:

•	FY 2006 incentives will be awarded based on three separate performance measures: business unit performance, corporate performance and individual performance.

•	For executive officers, including the Named Executive Officers, the business unit performance measure for FY 2006 incentives will be based on consolidated net operating profit after taxes, adjusted for variations in net capital employed compared to plan.

•	To encourage the continuous attainment of all goals, the FY 2006 terms no longer link the performance components so that the results for each performance component will be added together for the purpose of calculating a participant’s incentive rather than multiplied together as is the case under the terms of the Annual Incentive Plan for FY 2005. Subject to certain limitations on incentive opportunity for participants with unacceptable individual performance levels and limitations on incentives earnings if the corporate earnings per share performance threshold is not achieved, this change enables participants to earn an award for performance under any performance component even if the other threshold performance requirements are not satisfied. Under the FY 2005 terms, if at least 90% of the business unit performance goal is not achieved, no incentive is earned, regardless of the level of corporate or individual performance achieved.
      For FY 2006, the maximum incentive opportunity for executive officers is 200% of their target incentive if 125% of each of the corporate and business unit performance goals are met and the executive officer receives the highest individual performance rating.
Supplemental Executive Retirement Plan
      In prior fiscal years, the Supplemental Executive Retirement Plan (the “SERP”) had a twenty-year cliff-vesting period and did not have minimum service requirements. To ensure that the Company’s SERP package provides benefits that are competitive with those offered by other, comparable companies, while requiring a meaningful tenure as an officer of the Company before a participant is eligible to receive benefits under the SERP, the Compensation and Management Development Committee amended the SERP effective March 1, 2004, to provide a ten-year cliff-vesting period, with the additional requirement that at least five years of that service must be as a SERP participant. Therefore, a participant in the Plan may retire at age 55 with at least 10 years of service with the Company, five of which must be as a SERP participant; however, reduced benefits will be payable in the event of retirement prior to age 65. A participant who retires at age 65 with 20 years of service (with at least five years as a SERP participant) will receive 20% of final average compensation annually for life. Final average compensation under the SERP is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as annual base compensation plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. Benefits are not subject to any offset for Social Security or other payments. Benefits under the SERP will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the SERP to or on behalf of such participant.
Long-Term Incentive Compensation
      The Company’s long-term incentive compensation programs currently consist primarily of grants of stock options, which link compensation for officers and certain key employees directly to shareholder return. An officer holding stock options benefits if the price of the Company’s shares increases. In addition, since the right to exercise options vests over time, the programs create an incentive for an executive to remain with the Company. Other incentive alternatives such as restricted stock, stock appreciation rights, deferred shares, performance shares and performance units are also available under the 1997 Equity Plan.
      Under the existing employee stock option plans, officers and certain key employees of the Company and its subsidiaries are awarded options by the Compensation and Management Development Committee to purchase Class A or Class B Common Shares of the Company. The options are granted at 100% of fair market value at the close of business on either the last business day preceding the date of grant, or on the date of grant (depending on the actual plan under which the grant is made) and generally expire not later than ten years from the date of grant. The number of share options granted depends upon the level of the position and level of performance exhibited by a recipient. For FY 2005, the amount of stock options granted to senior vice presidents of the Company was revised by the Compensation and Management Development Committee based on a review of a market place study, the level of responsibility and the performance of the senior vice president. As such, senior vice presidents, including the Named Executive Officers, generally receive options to purchase an aggregate of 22,000 Common Shares or 35,000 Common Shares, depending on the level of responsibility and adjusted based on performance.
Retirement Profit Sharing and Savings Plan
      Under the American Greetings Retirement Profit Sharing and Savings Plan in FY 2005, the Company made a contribution of 4.17% of credited compensation for all profit-sharing eligible employees. It is impossible to estimate the annual benefits that any participant may be entitled to receive under the Savings Plan upon retirement since the amount of such benefits will depend upon a number of factors including, among other things, future net profits, the future credited compensation of the participants and the future net income of the participants’ investment decisions in the trust fund. In addition, the Savings Plan allows eligible participants to make contributions through salary reduction as permitted under I.R.C. Section 401(k). The Savings Plan allows for the Company to match 40% of the first six percent of compensation deferred by each eligible participant (subject to IRS limitations), if the Company achieves at least 80% of its profit goal. In FY 2005, the Company met this threshold, and the Company made a matching contribution. For the investment of all contributions under the Savings Plan, a participant may choose the American Greetings stock fund, which is invested in Common Shares of the Company and/or one or more independent mutual funds managed by The Vanguard Group, Inc.
Chief Executive Officer Compensation
      The compensation packages offered to Mr. Zev Weiss, the Chief Executive Officer of the Company, are based in part on surveys and/or the recommendations of outside consulting firm(s), and in part on factors that are not easily measured, such as leadership, strategic foresight and overall individual performance. Mr. Zev Weiss’s base salary, incentive target and stock option grant for FY 2005 remained unchanged from FY 2004. In establishing Mr. Weiss’s FY 2004 compensation, the Compensation and Management Development Committee retained a human resource compensation consulting firm to analyze compensation packages for chief executive officers at companies comparable to the Company and to review and recommend the terms of appropriate compensation packages for the Chief Executive Officer of the Company based on the responsibilities of the position and the abilities and experience of Mr. Weiss. Additionally, the Committee reviewed third party market surveys regarding appropriate compensation packages for chief executive officers at comparable companies. The Compensation and Management Development Committee determined not to change Mr. Weiss’s compensation for FY 2005 because the Company did not achieve the financial goals established by the Board for FY 2004. Accordingly, Mr. Weiss’s compensation for FY 2005 included the following:

•	cash compensation through an annual base salary of $600,000;

•	a grant of options to purchase 100,000 Class B Common Shares, with 1/3 of the grant vesting on each of the first three anniversaries of the grant date;

•	contributions to the Retirement Profit Sharing and Savings Plan and Executive Deferred Compensation Plan;

•	continued participation in the SERP; and

•	annual incentive under the Annual Incentive Plan, which for FY 2005 amounted to (1) $372,000 in cash based on achieving 106% of the consolidated pre-tax earnings goal and achieving the earnings per share corporate goal, which generated a funding level for purposes of calculating the cash portion of his bonus of 124% of target incentive, and (2) 34,208 restricted and deferred Class B Common Shares, based on achieving the target performance goal.
      The Compensation and Management Development Committee established the formula for payment of the Chief Executive Officer’s eligible incentive under the Annual Incentive Plan in March 2003, at which time the Committee determined that a percentage of Mr. Weiss’s incentive compensation should be directly aligned with the long-term interests of the Company’s shareholders. As a result, for up to the target incentive award levels that may be earned under the Annual Incentive Plan, Mr. Weiss is eligible to receive the following amounts: (1) cash in an amount equal to one-half of the incentive compensation earned under the Annual Incentive Plan and (2) a number of the Company’s Class B Common Shares determined by dividing the dollar value of one-half of the incentive compensation earned by the closing price of the Company’s Class A Common Shares as of March 3, 2003, discounted by 1/3. Under this formula, if Mr. Weiss exceeds the target incentive performance measures (which he did because the Company achieved 106% of the consolidated pre-tax earnings goal), he will be entitled to receive cash in an amount equal to one-half of the incentive compensation earned based on the actual funding level (124% of the target incentive for FY 2005); however, he will only be entitled to receive the number of performance shares calculated as described above based on a funding level of 100% of the target incentive, any excess to be forfeited. Of the 34,208 shares earned by Mr. Weiss, 28,571 shares were issued under the 1997 Equity Plan in the form of restricted Class B Common Shares that vest three years following the date of grant and for which Mr. Weiss has voting rights and is entitled to dividends declared on a current basis. In lieu of receiving the remaining 5,637 Class B Common Shares on a current basis, Mr. Weiss received deferred Class B shares under the 1997 Equity Plan pursuant to which the Company agreed to issue 5,637 unrestricted Class B Common Shares on the first anniversary of the date of grant. The restricted Class B Common Shares will vest, and deferred Class B Common Shares will be issued prior to the scheduled vesting and issuance date, as applicable, in the event of Mr. Weiss’s death, disability or termination without cause. In consultation with an outside compensation consulting firm, based on market conditions and the trading price of the Company’s Class A Common Shares, and considering that Mr. Weiss did not receive an annual incentive award for FY 2004, and that he would forfeit a portion of his incentive award in the event he exceeded target incentive performance measures, the Compensation and Management Development Committee determined that it remained appropriate that a portion of Mr. Weiss’s incentive compensation be paid in Class B Common Shares valued as described above. Notwithstanding, the Compensation and Management Development Committee is in the process of conducting a thorough study of the compensation paid to Mr. Weiss using, among other things, outside human resources consultants. The Committee expects that it will complete this study during FY 2006 and will make any adjustments to Mr. Weiss’s FY 2007 compensation package as it deems appropriate.
Compensation and Management Development Committee

Scott S. Cowen (Chairman)	Harriet Mouchly-Weiss
Stephen R. Hardis	Charles A. Ratner

INFORMATION CONCERNING EXECUTIVE OFFICERS
Executive Officers’ Compensation
      The following table shows for each of the last three fiscal years the compensation of the Company’s Chief Executive Officer and its other four most highly compensated executive officers who were serving as executive officers at February 28, 2005 (the “Named Executive Officers”).
Summary Compensation Table

							Long Term Compensation
		Annual Compensation
							Restricted	Securities
					Other Annual		Stock	Underlying	All Other
	Fiscal	Salary		Bonus(1)	Compensation		Awards	Options(2)	Compensation(3)
Name and Principal Position	Year	$		$	$		$	#	$

Zev Weiss	2005	$600,000		$372,000	$3,893	(4)	$684,847 (1)	118,469	$159,340 (1)
Chief Executive Officer	2004	$600,000		—	$2,010	(4)	—	100,000	$19,451
	2003	$318,756		$132,984	$166	(4)	—	14,000	$22,101
Jeffrey Weiss	2005	$500,000		$279,000	$7,159	(4)	$513,653 (1)	85,430	$124,742 (1)
President and	2004	$500,000		—	$4,402	(4)	—	75,000	$18,619
Chief Operating Officer	2003	$367,504		$343,398	$4,249	(4)	—	14,000	$23,385
Erwin Weiss	2005	$397,917		$345,392	$5,366	(4)	—	34,963	$24,325
Senior Vice President,	2004	$372,917		—	$3,383	(4)	—	10,000	$23,609
Specialty Business	2003	$347,768		$314,766	$1,840	(4)	—	10,000	$27,634
Michael L. Goulder	2005	$369,290		$440,168	$5,695	(4)	—	35,000	$12,339
Senior Vice President,	2004	$339,075		—	$5,022	(4)	—	10,000	$13,038
Executive Supply Chain Officer	2003	$108,730	(5)	$98,412	—		—	60,000	—
Steven S. Willensky	2005	$381,407		$363,786	$7,076	(4)	—	35,000	$20,593
Senior Vice President,	2004	$344,213		—	$2,337	(4)	—	10,000	$10,639
Executive Sales and	2003	$173,942	(6)	$157,436	$101,206	(7)	—	60,000	—
Marketing Officer

(1)	Except for incentive compensation earned by the Chief Executive Officer and the President and Chief Operating Officer, FY 2005 incentive compensation earned by executive officers under the Company’s Annual Incentive Plan is paid in cash. In accordance with the Annual Incentive Plan, the dollar value of one-half of the incentive compensation earned by Zev Weiss and Jeffrey Weiss, $372,000 and $279,000, respectively, was paid in cash. In lieu of receiving cash for their remaining annual incentive compensation, Zev Weiss and Jeffrey Weiss received 28,571 and 21,429 restricted Class B Common Shares (the “Restricted Stock”), respectively, and 5,637 and 4,227 deferred Class B Common Shares (the “Deferred Shares”), respectively, under the 1997 Equity Plan. The number of shares was calculated by dividing $300,000 and $250,000 for each of Messrs. Zev Weiss and Jeffrey Weiss, respectively (which amounts equal the dollar value of one-half of the incentive compensation that would have been payable in cash if each such officer had only achieved the target performance goal), by the closing price of American Greetings Class A Common Shares as of March 3, 2003, discounted by 1/3, as more fully described in the “Chief Executive Officer Compensation” section of the Report of the Compensation and Management Development Committee of the Board of Directors on Executive Compensation. The value of Restricted Stock and the Deferred Share awards made to Messrs. Zev Weiss and Jeffrey Weiss, respectively, set forth above in the Restricted Stock Awards and the All Other Compensation columns, respectively, represents the fair market value of the shares as of the date of grant (based on the closing price of the Class A Common Shares as of the date of grant ($23.97)). Except as disclosed above, neither Messrs. Zev Weiss nor Jeffrey Weiss hold any restricted stock or deferred shares. Messrs. Zev Weiss and Jeffrey Weiss will be entitled to voting rights and dividends paid on the Restricted Stock, and will receive on a current basis cash dividend equivalents on the Deferred Shares, but will not have voting rights with respect to the Deferred Shares. Restricted Stock will vest in full on the third anniversary of the date of grant.

(2)	Stock options were granted pursuant to the 1997 Equity Plan.

(3)	These amounts reflect contributions by the Company pursuant to the Savings Plan in the amounts of: $13,120, $13,120, $13,120, $7,449 and $11,491, respectively, for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky for FY 2005; contributions by the Company pursuant to the Executive Deferred Compensation Plan as follows: $4,152, $4,152, $4,152, and $3,319, respectively, for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss and Willensky for FY 2005; and premiums paid by the Company with respect to universal life insurance polices for the benefit of the Named Executive Officers in the amounts of: $6,949, $6,149, $7,053, $4,890 and $5,784, respectively, for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky for FY 2005. Upon termination of employment, each officer may assume his insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy.

As described above in Footnote 1, the amounts also include the value of Deferred Shares granted with respect to FY 2005 to Messrs. Zev Weiss and Jeffrey Weiss ($135,119 and $101,321, respectively) based on the fair market value of the underlying shares as of the date of grant (based on the closing price of the Class A Common Shares as of the date of grant ($23.97)). In accordance with the 1997 Equity Plan the Deferred Shares will be issued to Messrs. Zev Weiss and Jeffrey Weiss on the first anniversary of the date of grant.

(4)	Reflects amounts reimbursed for the payment of taxes on income attributed to the officer for (a) the personal use of the Company’s automobile and (b) the value of universal life insurance premiums paid by the Company.

(5)	Mr. Goulder’s employment with American Greetings began on November 4, 2002, during FY 2003.

(6)	Mr. Willensky’s employment with American Greetings began on August 26, 2002, during FY 2003.

(7)	This amount includes $85,996 provided by the Company for financial assistance related to selling Mr. Willensky’s house and relocating to northeast Ohio.
Employment and Severance Agreements
      The Company has an agreement with each Named Executive Officer.
      Zev Weiss’s agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Weiss’s base salary for FY 2005 was $600,000. Mr. Weiss agreed, after leaving the Company for any reason, that he will not work, directly or indirectly, for a competitor of the Company for a period of twelve months after leaving the Company. If Mr. Weiss is terminated for any reason other than a gross violation of his obligations to the Company, the Company agreed to pay Mr. Weiss a continuing salary at a rate of the highest base salary paid to Mr. Weiss during the preceding six-month period for a period of time equivalent to one-half month for each year of Mr. Weiss’s employment with the Company (or a subsidiary of the Company), but in no event will such payment be for less than a three month period or greater than a twelve month period. The agreement contains a standard confidentiality provision.
      Jeffrey Weiss’s agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Weiss’s base salary for FY 2005 was $500,000. Mr. Weiss agreed, after leaving the Company for any reason, that he will not work, directly or indirectly, for a competitor of the Company for a period of twelve months after leaving the Company. If Mr. Weiss is terminated for any reason other than a gross violation of his obligations to the Company, the Company agreed to pay Mr. Weiss a continuing salary at a rate of the highest base salary paid to Mr. Weiss during the preceding six-month period for a period of time equivalent to one-half month for each year of Mr. Weiss’s employment with the Company (or a subsidiary of the Company), but in no event will such payment be for less than a three month period or greater than a twelve month period. The agreement contains a standard confidentiality provision.
      Erwin Weiss’s agreement, dated July 1, 1984, as amended effective as of April 1, 2002, provides for an annual base salary of $350,000, with annual increases effective April 1, 2003 and April 1, 2004, provided that Mr. Weiss is employed by the Company on those dates. During his employment, Mr. Weiss will participate in any applicable fiscal year annual incentive compensation plan, with his individual performance component being calculated at a minimum of 100 percent of the applicable fiscal year target incentive amount for Senior Vice Presidents. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, Mr. Weiss will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation; provided, however, that if Mr. Weiss is involuntarily terminated prior to March 2005, the amount of his salary continuation will equal his annual base salary in effect at the time of separation plus $50,000. In October 2000, the Company agreed to increase Mr. Weiss’s base salary by $50,000 effective as of March 1, 2005 and, in recognition of Mr. Weiss’s leadership in connection with integrating acquisitions, the Company agreed to pay Mr. Weiss a special bonus of $250,000 in fiscal 2006. As of the date of this Proxy Statement, the Company has not paid such special bonus.
      Michael Goulder’s agreement, dated October 17, 2002, provides for an annual base salary of at least $330,000, which salary may be increased based on Mr. Goulder’s performance. During his employment, the agreement provides that Mr. Goulder will be entitled to participate in: the Company’s Annual Incentive Plan at the Senior Vice President level; the Company’s stock option plan at the Senior Vice President level with at least 10,000 options to be granted annually; the Company’s flexible benefits program; and the Company’s Savings Plan. Mr. Goulder is also entitled to receive other benefits normally provided to the Company’s other Senior Vice Presidents including use of a Company car. If Mr. Goulder is involuntarily terminated (for reasons other than a gross violation of his obligations to the Company as “gross violation” is defined in the agreement), his duties are reduced to that of a position below that of the Senior Vice President level or there is a change of control in the ownership of the Company, Mr. Goulder’s agreement provides that he will be entitled to the following: twelve months base salary at the salary in effect at the time of separation; continued participation in the Company’s Annual Incentive Plan for the fiscal year of separation; continued vesting of any stock options that would otherwise vest during the twelve month severance period; continued participation in the Company’s health care and life insurance programs for the twelve month severance period (at premiums and rates otherwise available to active employees); and continued use of the Company car for 90 days after his separation date.
      Steven Willensky’s agreement, dated September 9, 2002, provides for an annual base salary of at least $335,000, which salary may be increased based on Mr. Willensky’s performance. During his employment, the agreement provides that Mr. Willensky will be entitled to participate in: the Company’s Annual Incentive Plan at the Senior Vice President level; the Company’s stock option plan at the Senior Vice President level with at least 10,000 options to be granted annually; the Company’s flexible benefits program; and the Company’s Savings Plan. Mr. Willensky is also entitled to receive other benefits normally provided to the Company’s other Senior Vice Presidents including use of a Company car. If Mr. Willensky is involuntarily terminated (for reasons other than a gross violation of his obligations to the Company as “gross violation” is defined in the agreement), his duties are reduced to that of a position below that of the Senior Vice President level or there is a change of control in the ownership of the Company, Mr. Willensky’s agreement provides that he will be entitled to the following: twelve months base salary at the salary in effect at the time of separation; continued participation in the Company’s Annual Incentive Plan for the fiscal year of separation; continued vesting of any stock options that would otherwise vest during the twelve month severance period; continued participation in the Company’s health care and life insurance programs for the twelve month severance period (at premiums and rates otherwise available to active employees); and continued use of the Company car for 90 days after his separation date.

Option Grants in Last Fiscal Year
      The following table provides information relating to stock options awarded in FY 2005 to the Company’s Named Executive Officers. Except as otherwise noted below, the options granted to the Named Executive Officers were options to purchase Class A Common Shares.

	Individual Grants

			Percentage of				Potential Realizable Value at
	Number of		Total Options				Assumed Annual Rates of
	Securities		Granted to				Stock Price Appreciation For
	Underlying		Employees In	Exercise			Option Term(3)
	Options		Fiscal	Price	Expiration
Name	Granted(1)		Year(2)	($/Share)	Date		5%	10%

Zev Weiss	100,000	(4)	5.68%	$20.51	05/03/14		$1,289,863	$3,268,766
	11,388	(4)(5)	0.65%	$22.26	04/02/14	(6)	$159,423	$404,009
	7,081	(5)	0.40%	$22.26	04/02/14		$99,128	$251,211
Jeffrey Weiss	75,000	(4)	4.26%	$20.51	05/03/14		$967,397	$2,451,574
	10,430	(4)(5)	0.59%	$22.26	04/02/14	(6)	$146,012	$370,022
Erwin Weiss	22,000		1.25%	$20.51	05/03/14		$283,770	$719,128
	10,728	(4)(5)	0.61%	$22.26	04/02/14	(6)	$150,183	$380,594
	2,235	(5)	0.13%	$22.26	04/02/14	(6)	$31,288	$79,290
Michael L. Goulder	22,000		1.25%	$20.51	05/03/14		$283,770	$719,128
	13,000		0.74%	$22.82	07/26/14		$186,568	$472,800
Steven S. Willensky	22,000		1.25%	$20.51	05/03/14		$283,770	$719,128
	13,000		0.74%	$22.82	07/26/14		$186,568	$472,800

(1)	Except as described below with respect to Reload Options, no options are exercisable until the first anniversary of the grant date, the grants to Messrs. Zev Weiss and Jeffrey Weiss vest evenly over three years, and the grants to Messrs. Morry Weiss, Erwin Weiss, Goulder and Willensky vest evenly over two years. All options have an exercise price equal to the fair market value of the Class A Common Shares on the date of grant. The options granted provide for reload rights, which rights provide for the automatic grant of additional stock options upon the exercise of stock options using then-owned Common Shares or other awards under the 1997 Equity Plan as payment.

(2)	Based on options to purchase an aggregate of 1,762,080 Class A Common Shares and Class B Common Shares granted to all employees during FY 2005.

(3)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company’s shares. No gain to optionees is possible without an actual increase in the price of the Company’s shares, which would benefit all of the Company’s shareholders. All calculations are based on a ten-year option period.

(4)	Represent options to purchase Class B Common Shares.

(5)	Represent options (the “Reload Options”) to purchase Common Shares issued upon exercise of option reload rights, which option reload rights provide for the automatic grant of additional stock options upon the exercise of stock options using then-owned Common Shares or other awards under the 1997 Equity Plan as payment. The Reload Options were fully vested and exercisable on the date of grant.

(6)	The grant will expire on the earlier of (a) ten years from the date of grant and (b) with respect to 50% of the grant, six months and one day after the closing price of the Class A Common Shares is at or above $23.00 per share, and with respect to the remaining 50% of the grant, six months and one day after the closing price of the Class A Common Shares is at or above $28.00 per share.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values
      The following table contains information relating to the exercise of options to purchase Class A and/or Class B Common Shares by the Named Executive Officers in FY 2005, as well as the number and value of unexercised options as of February 28, 2005.

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year-		Fiscal Year-
			End(#)		End($)(1)

	Shares Acquired	Value	Exercisable(E)		Exercisable(E)
Name	on Exercise(#)	Realized($)	Unexercisable(U)		Unexercisable(U)

Zev Weiss	47,011	$526,150	138,334	(E)	$812,597	(E)
			166,667	(U)	$1,177,337	(U)
Jeffrey Weiss	67,415	$783,376	145,965	(E)	$574,015	(E)
			125,000	(U)	$883,000	(U)
Erwin Weiss	41,963	$396,226	96,500	(E)	$621,445	(E)
			27,000	(U)	$148,040	(U)
Michael L. Goulder	—	—	25,000	(E)	$234,800	(E)
			80,000	(U)	$526,370	(U)
Steven S. Willensky	—	—	25,000	(E)	$234,800	(E)
			80,000	(U)	$526,370	(U)

(1)	Represents the difference between the option exercise price and the closing price of the Company’s Class A Common Shares as reported on the New York Stock Exchange (NYSE) on February 28, 2005 ($24.63), multiplied by the corresponding number of shares.
Supplemental Executive Retirement Plan
      The Company’s SERP provides retirement benefits to officers named as participants by the Board. All of the Company’s executive officers, including the Named Executive Officers, are eligible to participate in the SERP. The following table shows estimated annual benefits payable on retirement at age 65 to SERP participants.

	Years of Service(1)(2)
Final Average
Compensation(3)	10	15	20

$300,000	$30,000	$45,000	$60,000
400,000	40,000	60,000	80,000
500,000	50,000	75,000	100,000
600,000	60,000	90,000	120,000
700,000	70,000	105,000	140,000
800,000	80,000	120,000	160,000
900,000	90,000	135,000	180,000
1,000,000	100,000	150,000	200,000
1,100,000	110,000	165,000	220,000
1,200,000	120,000	180,000	240,000

(1)	Benefits are payable in a single life annuity form, provided that benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the SERP to or on behalf of such participant. Benefits are not subject to offset for Social Security or other payments, are subject to reduction if the participant retires prior to age 65 and are fully accrued after 20 years of service, with a ten-year cliff-vesting period, at least five years of which must be as a SERP participant.

(2)	The Named Executive Officers have been credited with the following years of service with the Company for purposes of the SERP: Zev Weiss (12), Jeffrey Weiss (16), Erwin Weiss (27), Michael L. Goulder (2) and Steven S. Willensky (2).

(3)	For purposes of determining pension benefits payable under the SERP, final average compensation is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as annual base salary (calculated on a calendar year basis rather than on a fiscal year basis as salary is calculated for purposes of the Summary Compensation Table) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. As a result of limiting the incentive compensation component to 50% of target compensation for purpose of determining pensionable bonus, the current covered compensation for purposes of the SERP for Messrs. Zev Weiss, Jeffrey Weiss, Erwin Weiss, Goulder and Willensky were $871,878, $708,990, $514,688, $481,029 and $491,889, respectively.
      A further description of the SERP can be found in the Report of the Compensation and Management Development Committee of the Board of Directors on Executive Compensation under the heading “Supplemental Executive Retirement Plan.”
Compensation Committee Interlocks and Insider Participation
      Messrs. Hardis, Kahl and Ratner, Dr. Cowen and Mrs. Mouchly-Weiss were the members of the Compensation and Management Development Committee during FY 2005. Other than as set forth below in Certain Relationships and Related Transactions with respect to the Company’s leases with Forest City Enterprises and Mr. Ratner’s family, there are no compensation committee interlocks.
Certain Relationships and Related Transactions
      Mr. Ratner, a director of the Company, is Chief Executive Officer and President of Forest City Enterprises, a subsidiary of which rents retail store space in various shopping malls to the Company pursuant to lease agreements with the Company. The total payments made by the Company to Forest City Enterprises (or its subsidiary) in FY 2005 totaled $1,530,078, and these payments included payments for rent, water, common area expenses, dues, electricity, heating, ventilation and air conditioning, media, storage, real estate tax and waste removal. The Company will continue to make lease payments as required under the applicable lease agreements. The Company believes the terms of the lease agreements are no less favorable to it than would be the terms of a third-party lease.
      Following Mr. James Spira’s retirement as the President and Chief Operating Officer of the Company, on June 26, 2003, Mr. Spira, a director of the Company, and American Greetings entered into an agreement pursuant to which Mr. Spira agreed to continue his employment with the Company on a part-time basis from June 26, 2003 until June 25, 2004. Under the agreement, Mr. Spira agreed to work a total of 100 days during the term of the agreement in consideration for $300,000 and eligibility to participate in certain benefit programs normally offered to part-time employees, including healthcare, group life insurance, and the Company’s Savings Plan. On June 24, 2004, Mr. Spira’s agreement was extended until June 25, 2005 and amended to provide that Mr. Spira will be paid $4,500 each month in consideration for working three days every two months.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      This report provides information concerning the Audit Committee of the Board of Directors.
      The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
      In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended February 28, 2005, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380, as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees”). The Audit Committee also obtained a formal written statement from the independent registered public accounting firm that described all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented. The Audit Committee discussed with the independent registered public accounting firm any relationships that might impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the auditing of those statements.
      Based on the above-referenced review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2005, for filing with the Securities and Exchange Commission.

Audit Committee
Stephen R. Hardis, Chairman
Scott S. Cowen
Joseph S. Hardin, Jr.
Harriet Mouchly-Weiss
Jerry Sue Thornton

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm
      The firm of Ernst & Young LLP and its predecessors have been the independent registered public accounting firm of the Company since its incorporation in 1944, and the Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Fees Paid to Ernst & Young LLP
      Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for FY 2005 and FY 2004, the audit of management’s assessment of internal controls over financial reporting and the effectiveness thereof for FY 2005, and for Ernst & Young LLP’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission for FY 2005 and FY 2004 were $1,817,800 and $939,900, respectively.
      Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements and were not reported under “Audit Fees” above for FY 2005 and FY 2004 were $344,200 and $146,100, respectively. Audit-related fees consist of fees billed for statutory audits and assurance and related services including fees billed for audits of employee benefit plans and accounting consultations.
      Tax Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for FY 2005 and FY 2004 were $560,300 and $684,900, respectively. These fees primarily related to tax compliance, tax consulting and international tax issues.
      All Other Fees. The aggregate fees billed for all other products and services provided by Ernst & Young LLP for FY 2005 and FY 2004 were $0.00 and $9,700, respectively. The fees for 2004 related to fees for a contract review.
      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. It is the Audit Committee’s policy that all audit and non-audit services to be performed for the Company by its independent registered public accounting firm be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934 and the rules and regulations thereunder. In accordance with such policy, the Audit Committee preapproved 100% of the services described above under the captions Audit-Related Fees, Tax Fees and All Other Fees for FY 2005 and FY 2004.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
AMERICAN GREETINGS CORPORATION,
THE S&P 500 INDEX, THE S&P 400 INDEX AND PEER GROUP INDEX
      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company’s Class A Common Shares with the cumulative total return of hypothetical investments in the S&P 500 Index, the S&P 400 Index, and the Peer Group based on the respective market price of each investment at February 29, 2000, February 28, 2001, February 28, 2002, February 28, 2003, February 27, 2004 and February 28, 2005. The S&P 400 Index was added to the Performance Graph because effective April 2004, the Company was removed from the S&P 500 Index and included in the S&P 400 Index.

	2/00	2/01	2/02	2/03	2/04	2/05
American Greetings	$100	$80	$86	$82	$142	$155
S & P 400	$100	$109	$112	$91	$136	$153
Peer Group*	$100	$117	$139	$141	$203	$230
S & P 500	$100	$92	$83	$64	$89	$95
Source: Bloomberg L.P.

*	Companies included in the Peer Group Index

Blyth Inc. (BTH) Central Garden & Pet Co. (CENT) CSS Industries Inc. (CSS) Fossil Inc. (FOSL)	Jo-Ann Stores Inc. (JAS) Lancaster Colony Corp. (LANC) McCormick & Co.-NonVtg Shrs (MKC) Scotts Miracle-Gro Co (The) — CL A (SMG)	Tupperware Corporation (TUP) Yankee Candle Co. (YCC)

SECURITY OWNERSHIP
Security Ownership of Management
      At the close of business on May 2, 2005, the Company’s directors, the Named Executive Officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of the Common Shares of the Company as set forth in the following table:

				Percent of	Deferred
		Amount & Nature of		Class	Compensation
Name	Title of Class	Beneficial Ownership		Outstanding	Plan Shares(5)

Directors
Scott S. Cowen	Class A Common	36,100	(1)	•	28
	Class B Common	4,800	(1)	•	1,602
Joseph S. Hardin, Jr.	Class A Common	2,500	(1)	•	—
	Class B Common	1,663		•	—
Stephen R. Hardis	Class A Common	28,000	(1)	•	148
	Class B Common	1,022		•	13,820
Harriet Mouchly-Weiss	Class A Common	32,265	(1)	•	—
	Class B Common	—		•	—
Charles A. Ratner	Class A Common	18,000	(1)	•	—
	Class B Common	10,383		•	—
James C. Spira	Class A Common	321,594	(1)	•	—
	Class B Common	1,501		•	—
Jerry Sue Thornton	Class A Common	20,500	(1)	•	88
	Class B Common	—		•	10,696
Morry Weiss	Class A Common	103,410	(1)	•	4,919
	Class B Common	983,242	(1)(2)	21.67%	23,716
Named Executive Officers
Zev Weiss*	Class A Common	141,160	(1)(3)	•	—
	Class B Common	112,837	(1)(3)(4)	2.67%	—
Jeffrey Weiss*	Class A Common	120,038	(1)(3)	•	—
	Class B Common	88,802	(1)(3)(4)	2.09%	—
Erwin Weiss	Class A Common	102,500	(1)	•	—
	Class B Common	10,000	(1)	•	—
Michael L. Goulder	Class A Common	41,000	(1)	•	—
	Class B Common	—		•	—
Steven S. Willensky	Class A Common	59,386	(1)(3)	•	—
	Class B Common	1,400	(3)	•	—
All Directors & Executive Officers as a group (20 including the above)	Class A Common	1,261,063	(1)(3)	1.92%	—
	Class B Common	1,221,756	(1)(2)	25.95%	—
			(3)(4)

*	Also serves as a director of the Company

•	less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Securities Exchange Act are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days pursuant to outstanding stock options:

Directors
Scott S. Cowen	Class A Common	35,300
	Class B Common	4,800
Joseph S. Hardin, Jr.	Class A Common	2,000
	Class B Common	—
Stephen R. Hardis	Class A Common	26,000
	Class B Common	—
Harriet Mouchly-Weiss	Class A Common	28,000
	Class B Common	—
Charles A. Ratner	Class A Common	18,000
	Class B Common	—
James C. Spira	Class A Common	321,594
	Class B Common	—
Jerry Sue Thornton	Class A Common	20,500
	Class B Common	—
Morry Weiss	Class A Common	103,310
	Class B Common	374,155
Named Executive Officers
Zev Weiss	Class A Common	130,547
	Class B Common	74,454
Jeffrey Weiss	Class A Common	119,500
	Class B Common	76,465
Erwin Weiss	Class A Common	102,500
	Class B Common	10,000
Michael L. Goulder	Class A Common	41,000
	Class B Common	—
Steven S. Willensky	Class A Common	41,000
	Class B Common	—
All Directors & Executive Officers as a group	Class A Common	1,221,976
	Class B Common	544,874

(2)	Excludes the following shares with respect to which Mr. Weiss disclaims beneficial ownership: 78,800 Class B Common Shares beneficially owned by Mr. Weiss’s wife, Judith Weiss, 203,964 Class B Common Shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee, and 200,000 Class B Common Shares owned by Irving Stone Support Foundation, of which Mr. Weiss is a trustee.

(3)	Includes the following shares which under 13d-3 of the Securities Exchange Act are deemed to be beneficially owned by the individuals as participants in the American Greetings Stock Fund of the Savings Plan: 2,074 Class A Common Shares (<1.0%) and 7,523 Class B Common Shares (<1.0%) held for the benefit of Zev Weiss; 526 Class A Common Shares (<1.0%) and 1,907 Class B Common Shares (<1.0%) held for the benefit of Jeffrey Weiss; 386 Class A Common Shares (<1.0%) and 1,400 Class B Common Shares (<1.0%) held for the benefit of Steven Willensky; and 3,291 Class A Common Shares (<1.0%) and 11,935 Class B Common Shares (<1.0%) held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account, but such participants do not have the dispositive power or right to acquire ownership of those shares within 60 days.

(4)	Excludes the following shares with respect to which each of Messrs. Zev Weiss and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B Common Shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee, the 1,812,182 Class B Common Shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee, and 200,000 Class B Common Shares owned by Irving Stone Support Foundation, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee.

(5)	The shares disclosed in this column, which under Rule 13d-3 of the Securities and Exchange Act are not deemed to be beneficially owned by the applicable individuals, are held for the benefit of the applicable individuals in the American Greetings Stock Fund of the American Greetings Executive Deferred Compensation Plan. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days.

Security Ownership of Certain Beneficial Owners
      In addition to Morry Weiss, whose business address is One American Road, Cleveland, Ohio 44144 and share ownership is presented above, the following table presents certain information regarding other shareholders who are known to the Company to be beneficial owners of more than five percent of the Company’s voting securities as of the close of business on May 2, 2005:

		Amount & Nature		Percent of
		of Beneficial		Class
Name and Address	Title of Class	Ownership		Outstanding

Ariel Capital Management, LLC	Class A Common	10,427,363	(1)	16.20%
200 East Randolph Drive	Class B Common	—		•
Chicago, Illinois
Barclays Global, et. al	Class A Common	7,040,908	(2)	10.94%
45 Fremont Street	Class B Common	—		•
San Francisco, California
Lord, Abbett & Co. LLC	Class A Common	5,659,360	(3)	8.79%
90 Hudson Street	Class B Common	—		•
Jersey City, New Jersey
First Pacific Advisors, Inc.	Class A Common	3,441,900	(4)	5.35%
11400 West Olympic Boulevard, Suite 120	Class B Common	—		•
Los Angeles, California
The Irving I. Stone Limited Liability Company
Irving I. Stone Oversight Trust	Class A Common	—		•
One American Road	Class B Common	1,818,182	(5)	43.67%
Cleveland, Ohio
American Greetings Corporation	Class A Common	248,101	(6)	•
Retirement Profit Sharing and Savings Plan	Class B Common	900,000	(6)	21.62%
Vanguard Fiduciary Trust Company 300 Vanguard Blvd. Malvern, Pennsylvania

•	less than 1.0% of class outstanding

(1)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, by Ariel Capital Management, LLC, the amount shown represents shares owned by investment advisory clients of Ariel Capital Management, includes 8,352,163 Class A Common Shares over which Ariel Capital Management has sole voting power and 10,427,363 Class A Common Shares over which it has sole dispositive power.

(2)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2005, by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited, and HYMF Limited, the amount shown represents shares held in trust accounts for the economic benefit of the beneficiaries of those accounts, and includes 6,294,322 Class A Common Shares over which such entities have sole voting power and 7,040,908 Class A Common Shares over which such entities have sole dispositive power.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, by Lord, Abbett & Co. LLC.

(4)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005, by First Pacific Advisors, Inc., the amount includes 1,432,100 Class A Common Shares over which First Pacific has shared voting power and 3,441,900 Class A Common Shares over which it has shared dispositive power.

(5)	The shares are held by The Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust, of which each of Messrs. Zev Weiss and Jeffrey Weiss is a trustee. Messrs. Gary Weiss and Elie Weiss, brothers of Messrs. Zev and Jeffrey Weiss, are also trustees of the Irving I. Stone Oversight Trust. Mr. Gary Weiss is an employee and non-executive officer of the Company and Mr. Elie Weiss is not employed by the Company.

(6)	The American Greetings Savings Plan currently holds these shares for the benefit of the plan participants who have elected to invest in American Greetings stock. Savings Plan shares are held in custody by the plan Trustee, Vanguard Fiduciary Trust Company — Malvern, PA. The Savings Plan contains pass-through voting provisions for its participants, with shares that are allocated to a participant’s account voted in accordance with the instructions of the participant by the Trustee responsible for voting. The Savings Plan Trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from the Company, which will direct the Trustee based on the direction of the Administrative Committee, a committee consisting of American Greetings employees.

Section 16(a) Beneficial Ownership Reporting Compliance
      The Company’s directors, executive officers and beneficial owners of more than 10 percent of the Company’s Common Shares file reports with the Securities and Exchange Commission indicating the number of shares of any class of the Company’s equity securities they owned when they became a director, executive officer or a greater-than-10 percent beneficial owner and, after that, any changes in their ownership of the Company’s equity securities. They must also provide the Company with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during FY 2005, all other Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-10 percent beneficial owners were complied with, except that Mr. Hardin filed one report with respect to one transaction after its due date, Mr. Mason and Mr. David Beittel (a former executive officer of the Company) each filed one report with respect to two transactions after its due date, and Mr. Gary Weiss filed two reports each with respect to one transaction after its due date. Mr. Gary Weiss is no longer required to file reports under Section 16(a) of the Securities Exchange Act of 1934.
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2006 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company (at One American Road, Cleveland, Ohio 44144) prior to the close of business on January 17, 2006. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than April 2, 2006.

MISCELLANEOUS
Other Business
      The management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.
Important Notice Regarding Delivery of Shareholder Documents
      The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy and Voting Instruction Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the accompanying Annual Report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave contrary instructions to the Company.
      If any beneficial shareholder residing at such an address desires to receive a separate copy of this Proxy Statement and the accompanying Annual Report, the shareholder should call National City Bank toll-free at 1-800-622-6757, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the Proxy Statement and Annual Report will be promptly delivered on behalf of the Company. In addition, if any such shareholder wishes to receive a separate Proxy Statement and Annual Report in the future, the shareholder should provide such instructions by calling National City Bank toll-free at 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.
      Also, shareholders that share an address and that receive multiple copies of Annual Reports or Proxy Statements can request that only a single copy of the Annual Report or Proxy Statement be sent to that address in the future by providing instructions by calling toll-free 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.
Important Notice Regarding Shareholder Communications Over the Internet
      If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery, we will discontinue mailing the Proxy Statement and Annual Report to you, but you will receive a Proxy and Voting Instruction Card, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.

      Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.
      If your shares are held through a broker, trustee, bank or other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

By Order of the Board of Directors,
CATHERINE M. KILBANE
Secretary
PLEASE EXECUTE AND RETURN THE ENCLOSED
PROXY AND VOTING INSTRUCTION CARD PROMPTLY
OR
VOTE BY TELEPHONE OR VIA THE INTERNET
WHETHER OR NOT YOU EXPECT TO ATTEND
THE ANNUAL MEETING OF SHAREHOLDERS.

American Greetings Corporation
One American Road
Cleveland, Ohio 44144

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301
VOTE BY TELEPHONE
Have your proxy and voting instruction card available when you call the toll-free number 1-800-542-1160 using a touch-tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy and voting instruction card available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253-9937.

Vote by Telephone Call toll-free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 5:00 p.m. Eastern Time on June 21, 2005 if you are a participant in The American Greetings Corporation Retirement Profit Sharing and Savings Plan, or by 11:59 p.m. Eastern Time on June 23, 2005 if you are a registered holder.

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PROXY AND VOTING INSTRUCTION CARD
This proxy and these voting instructions are solicited on behalf of the Board of Directors of American Greetings Corporation for the Annual Meeting of Shareholders on June 24, 2005.

The undersigned hereby constitutes and appoints Jeffrey Weiss, Morry Weiss and Zev Weiss and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote, as indicated on the reverse side of this card, all the American Greetings common shares held by the signing shareholder on the record date, at the Annual Meeting of Shareholders of American Greetings Corporation to be held at its World Headquarters located at One American Road, Cleveland, Ohio, at 2:30 p.m., Cleveland time, on Friday, June 24, 2005, and at any adjournments or postponements thereof and, in their discretion, on all other business properly brought before the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Vanguard Fiduciary Trust Company, as Trustee under The American Greetings Corporation Retirement Profit Sharing and Savings Plan (“Savings Plan”). The signing Savings Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the American Greetings common shares credited to the account of the signing Savings Plan participant as of the record date, at the Annual Meeting of Shareholders, and in accordance with the Savings Plan, on all other business properly brought before the meeting.

Please sign exactly as your name appears to the left.

Signature(s)

Dated: , 2005
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

NOTE TO PARTICIPANTS IN THE AMERICAN GREETINGS CORPORATION RETIREMENT PROFIT SHARING AND SAVINGS PLAN (THE “SAVINGS PLAN”). As a participant in the Savings Plan, you have the right to direct Vanguard Fiduciary Trust Company, as Trustee for the Savings Plan, to vote the shares allocated to your Savings Plan account. To direct the Trustee by mail to vote the shares allocated to your Savings Plan account, please mark the voting instruction card below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Savings Plan account, please follow the instructions on the reverse side.

As described in the proxy statement, if you do not give specific voting directions on the voting instruction card, do not return the voting instruction card or do not vote by phone or over the Internet, the Trustee will vote your Savings Plan shares as directed by American Greetings Corporation.

YOUR VOTE IS IMPORTANT! Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet.

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AMERICAN GREETINGS CORPORATION	PROXY AND VOTING INSTRUCTION CARD

The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors.

1.	Election of Directors, for a three-year term expiring on the date of the year 2008 Annual Meeting, or until their successors are duly elected and qualified.

    Nominees:     (01)  Stephen R. Hardis          (02)  Morry Weiss

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above	☐ FOR all except as marked to the contrary below

    To withhold authority to vote for any individual nominee, mark “FOR all except as marked to the contrary below” and write that nominee’s name on the line below.

2.	In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

☐ I consent to access future shareholder communications over the Internet as stated in the proxy statement rather than to receive copies by mail.

☐ I plan to attend the Annual Meeting.